Exhibit 99.1

NEWS RELEASE

For Immediate Release

    Contacts:                   Eric Bur 913-498-1962 ebur@nicusa.com Chris Neff 435-645-8898 cneff@nicusa.com

NIC Reports Second Consecutive Quarterly Profit

Company reports net income of $455,000 and $0.01 EPS; portal gross profits rise 61%, driven by 20% revenue growth and improved margins

OVERLAND PARK, Kan. — January 30, 2003 — NIC Inc. (Nasdaq: EGOV) today announced financial results for the fourth quarter ended December 31, 2002.  Driven by a 61% increase in outsourced portal gross profits, net income for the quarter was $455,000, or $0.01 per share, compared with a net loss of $18.9 million, or $0.34 per share in the same quarter last year.  NIC outperformed expectations in what is traditionally its slowest quarter.  Portal revenues grew by 20% over fourth quarter 2001, and gross margins were 39%, up from 29% in the prior year quarter.  Total revenues increased by 15% to $10.8 million during the same period.

Operating Highlights

Three Months ended December 31

(thousands)

	Portals			Software & Services
	2002	2001	Change	2002	2001	Change
Revenues	$8,428	$7,048	20%	$2,419	$2,412	0.3%
Cost of Revenues	5,142	5,008	3%	1,550	4,128	-63%
Gross Profit	$3,286	$2,040	61%	$869	$(1,716)	151%
Gross Profit %	39%	29%		36%	-71%

Gross profit in the software and services business was $869,000 on revenues of $2.4 million.  These results were affected by three transactions during the quarter:  1) a $400,000 reduction in revenues associated with enhancing the role of a subcontractor in the California Secretary of State engagement; 2) an $800,000 reduction in loss reserves related to the legacy business filing contracts; and 3) a $275,000 charge related to the write-off of certain fixed assets.

Selling, general, and administrative expenses were $2.5 million, or 23% of revenue, compared to $3.3 million, or 35% of revenue in the same quarter last year.  The Company attributed the improvement to strong cost controls and a focus on organizational efficiency.

NIC ended its fiscal year with $16.1 million in cash and cash equivalents, an increase of approximately $600,000 from September 30, 2002.

Fourth Quarter Operating Highlights

Kansas (www.accessKansas.org) agreed to a new long-term outsourcing contract with NIC for portal services in the fourth quarter.  The new self-funding contract’s base term and renewal options will span seven years.  In addition, Indianapolis and Marion County, Indiana, which share the CivicNet (www.CivicNet.net) eCommerce portal, agreed to extend their joint self-funding enterprise portal agreement for another three years.

“NIC builds eGovernment services that get results, and we thank Kansas, Indianapolis, and Marion County for continuing to place their trust in NIC,” said Jeff Fraser, Chief Executive Officer of NIC.

To further reduce risk in its California Secretary of State engagement, the Company also agreed in principle to enter into a fixed price subcontracting agreement with a leading offshore software development firm.  The subcontractor will manage project delivery and software development with NIC’s subject matter expertise.

Fourth Quarter Earnings Call and Webcast Details

Conference Call
Thursday, January 30, 2003
9:00 a.m. ET
Call bridge:	1-800-218-0204
Call leaders:	Jeff Fraser, Chairman and Chief Executive Officer
Eric Bur, Chief Financial Officer
Harry Herington, Chief Operating Officer

A replay of the call will be available until 5:00 p.m. ET on February 6 by dialing 1-800-405-2236 and using passcode 515377.

Webcast

Thursday, January 30, 2003

9:00 a.m. ET

To sign in and listen:  The Webcast system is available in the investor relations section of www.nicusa.com.

Some users may need to refresh their browsers to view the Webcast.  A replay of the Webcast will be available until 5:00 p.m. ET on April 30 by visiting www.nicusa.com.

About NIC

NIC delivers more online government services than any provider in the world.  The company is helping transform the relationship between government and the communities it serves by providing convenient eGovernment applications that make life easier for businesses and citizens.  Through partnership at all levels of government, NIC manages transactions for over 1,400 state and local agencies that serve more than 67 million people in the United States.

The statements in this release regarding continued implementation of NIC’s business model and its development of new products and services are forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the success of the Company in signing contracts with new states and government agencies, including continued favorable government legislation; NIC’s ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment solutions by businesses and citizens; competition; and general economic conditions and the other important cautionary statements and risk factors described in NIC’s Annual Report on Form 10-K filed on March 25, 2002, with the Securities and Exchange Commission, and in NIC’s most recent Quarterly Report on Form 10-Q filed with the SEC.

(financial tables follow)

NIC Inc.

FINANCIAL SUMMARY

(UNAUDITED)

Thousands except for per share amounts

	Three months ended December 31,		Twelve months ended December 31,

	2002	2001	2002	2001
Revenues:
Portal revenues	$8,428	$7,048	$34,779	$26,371
Software and services revenues	2,419	2,412	12,766	10,649
Total revenues	10,847	9,460	47,545	37,020

Operating expenses:
Cost of portal revenues	5,142	5,008	19,855	19,473
Cost of software and services revenues	1,550	4,128	13,688	14,495
Selling and administrative	2,492	3,319	13,322	17,567
Impairment loss	—	7,838	4,316	44,835
Stock compensation	—	349	1,307	1,525
Depreciation and amortization	555	2,195	2,988	26,627
Total operating expenses	9,739	22,837	55,476	124,522

Operating income (loss)	1,108	(13,377)	(7,931)	(87,502)

Other income (expense):
Interest income	46	79	180	966
Interest expense	4	(16)	(49)	(38)
Equity in net loss of affiliates	(267)	(1,234)	(1,235)	(3,272)
Other income (expense), net	(35)	(159)	(72)	(233)
Total other income (expense)	(252)	(1,330)	(1,176)	(2,577)

Income (loss) from continuing operations before income taxes and minority interest	856	(14,707)	(9,107)	(90,079)
Income tax provision (benefit)	401	246	(3,532)	(18,685)
Income (loss) from continuing operations before minority interest	455	(14,953)	(5,575)	(71,394)
Minority interest	—	—	—	(475)

Income (loss) from continuing operations	455	(14,953)	(5,575)	(70,919)

Discontinued operations:
Loss from discontinued operations (less applicable income tax benefit of $-, $2,100, $1,307, and $3,940)	—	(3,898)	(2,035)	(6,525)

Net income (loss)	$455	$(18,851)	$(7,610)	$(77,444)

Basic and diluted earnings (loss) per share
Earnings (loss) per share — continuing operations	$0.01	$(0.27)	$(0.10)	$(1.26)
Loss per share — discontinued operations	$—	$(0.07)	$(0.03)	$(0.12)
Net earnings (loss) per share	$0.01	$(0.34)	$(0.13)	$(1.38)

Weighted average shares outstanding
Basic	57,824	56,240	56,875	56,110
Diluted	57,860	56,240	56,875	56,110

Key Financial Metrics:
Revenue growth — outsourced portals	19.6%	61.2%	31.9%	48.1%
Revenue growth — software and services	0.3%	32.5%	19.9%	92.5%
Gross margin — outsourced portals	39.0%	28.9%	42.9%	26.2%
Gross margin — software and services	35.9%	-71.1%	-7.2%	-36.1%
Selling and administrative costs as a percentage of revenue	23.0%	35.1%	28.0%	47.5%

NIC Inc.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

Thousands except for share amounts

	December 31,	December 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$15,859	$17,235
Marketable securities	249	4,066
Trade accounts receivable	14,465	12,194
Deferred income taxes	606	—
Prepaid expenses	761	1,156
Other current assets	3,215	2,808
Total current assets	35,155	37,459

Property and equipment, net	3,054	6,386
Deferred income taxes	35,003	31,757
Other assets	139	270
Investments in affiliates	839	1,501
Goodwill, net	—	1,255
Intangible assets, net	220	3,185
Total assets	$74,410	$81,813

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$12,701	$11,232
Accrued expenses	3,792	5,676
Income taxes payable	57	21
Capital lease obligations — current portion	1	14
Note payable — current portion	332	348
Application development contracts	1,559	3,962
Other current liabilities	711	476
Total current liabilities	19,153	21,729

Capital lease obligation — long-term portion	—	1
Note payable — long-term portion	201	524
Total liabilities	19,354	22,254

Commitments and contingencies	—	—

Shareholders’ equity:
Common stock, no par, 200,000,000 shares authorized 58,092,346 and 56,260,197 shares issued and outstanding	—	—
Additional paid-in capital	197,160	195,159
Accumulated deficit	(141,889)	(134,279)
Accumulated other comprehensive income	—	1
	55,271	60,881
Less treasury stock	(215)	—
Less notes and stock subscriptions receivable	—	(15)
Less deferred compensation expense	—	(1,307)
Total shareholders’ equity	55,056	59,559

Total liabilities and shareholders’ equity	$74,410	$81,813

NIC Inc.

CASH FLOW SUMMARY

(UNAUDITED)

Thousands

	Three months ended
	December 31,
	2002	2001
Cash flows from operating activities:
Net income (loss)	$455	$(18,851)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	555	2,608
Compensation expense recognized related to sale of common stock	—	4
Compensation expense recognized related to stock options	—	345
Loss on disposal of property and equipment	310	159
Accretion of discount on marketable securities	—	3
Application development contracts	(1,545)	789
Impairment loss	—	12,497
Deferred income taxes	312	(1,747)
Equity in net loss of affiliates	267	1,235

Changes in operating assets and liabilities
(Increase) decrease in trade accounts receivable	172	(529)
(Increase) decrease in prepaid expenses	(112)	282
(Increase) in other current assets	(655)	(701)
(Increase) decrease in other assets	39	(63)
Increase in accounts payable	1,442	3,801
Increase (decrease) in accrued expenses	(1,006)	286
Increase (decrease) in income taxes payable	57	(180)
(Decrease) in other current liabilities	(309)	(187)

Net cash used in operating activities	(18)	(249)

Cash flows from investing activities:
Purchases of property and equipment	(324)	(329)
Capitalized software development costs	—	(837)
Purchases of marketable securities	(2,746)	(3,667)
Maturities of marketable securities	9,659	6,426
Investments in affiliates and joint ventures	—	(348)

Net cash provided by investing activities	6,589	1,245

Cash flows from financing activities:
Payments on notes payable	(102)	(79)
Payments on capital lease obligations	(6)	(49)
Payments to repurchase common stock	(215)	—
Proceeds from exercise of employee stock options	1,236	130

Net cash provided by financing activities	913	2

Net increase in cash and cash equivalents	7,484	998
Cash and cash equivalents, beginning of quarter	8,375	16,237
Cash and cash equivalents, end of quarter	$15,859	$17,235
Other cash flow information:
Interest paid	$6	$18
Income taxes paid	$14	$14